NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE MKT LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 30, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 9, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Each share of Common Stock of Entree Gold Inc. will be exchanged for one (1) new share of Common Stock of Entree Gold Inc. (name to be changed to Entree Resources Ltd.) and 0.45 of a share of Mason Resources Corp. Fractional shares will be rounded down to nearest whole share. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE MKT of Entree Gold Inc. Common Stock and does not affect the continued listing on the NYSE MKT of Entree Resources Ltd. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 12, 2017.